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EXHIBIT 5.1


April 4, 2001

Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817

Ladies and Gentlemen:

We have acted as counsel for Marriott International, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration of up to $300,000,000 aggregate principal amount of its 7% Series E Notes due 2008 (the "New Notes") on a Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The New Notes will be offered in exchange for like principal amounts of the Company's 7% Series E Notes due 2008 (the "Old Notes") pursuant to that certain Exchange and Registration Rights Agreement between the Company and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Banc of America Securities LLC, Banc One Capital Markets, Inc., Deutsche Bank Securities Inc., Lehman Brothers Inc., Salomon Smith Barney Inc. and Scotia Capital (USA) Inc., dated as of January 16, 2001, which was executed in connection with the private placement of the Old Notes. The New Notes will be issued pursuant to that certain Indenture between the Company and The Chase Manhattan Bank, as trustee, dated as of November 16, 1998 (the "Indenture").

We are familiar with the actions taken and to be taken by the Company in connection with the offering of the New Notes. On the basis of such knowledge and such investigations as we have deemed necessary or appropriate, we are of the opinion that the New Notes have been duly authorized by the Company and, when issued in exchange for the Old Notes pursuant to the Indenture and the terms of the exchange offer described in the Registration Statement, will be validly issued and will constitute legal and binding obligations of the Company. Our opinions are subject to the assumptions and qualifications that (a) at the time the New Notes are issued, the Registration Statement will be effective and all applicable "Blue Sky" and state securities laws will have been complied with; and (b) the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the Company's Law Department in the prospectus that forms a part of the Registration Statement.

Very truly yours,

Marriott International, Inc.
Law Department


By: /s/ Joseph Ryan
    ------------------------------------
    Joseph Ryan
    Executive Vice President and General Counsel